Exhibit 99.1

Platform Specialty Products Corporation
Completes Repricing of $1.93 Billion of Term Loans;
Further Reduces Estimated Annual Interest Expense by $22 Million

WEST PALM BEACH, Fla., April 18, 2017 -- Platform Specialty Products Corporation (NYSE:PAH) ("Platform"), a global specialty chemicals company, announced today that it successfully completed the repricing of its existing USD B-4 and EUR C-3 term loan tranches, totaling $1.93 billion. These tranches were created in connection with Platform's term loan repricing, extension and amendment which closed on October 14, 2016. Platform has completed three term loan repricings since October 2016, with this transaction representing the second interest cost reduction on these specific borrowings under its credit agreement. The expected incremental annual interest savings is approximately $22 million as a result of this transaction alone and $48 million in aggregate from all three repricings.
Platform refinanced its USD B-4 and EUR C-3 term loan tranches by incurring a new $1,231 million USD B-6 term loan tranche and a new €650 million EUR C-5 term loan tranche. Similar to the October and December 2016 repricings, Platform used the proceeds of the new term loan tranches to concurrently prepay in full the existing USD B-4 and EUR C-3 term loan tranches. This repricing resulted in a 100 basis point reduction in the interest rate across both the USD and Euro tranches. In addition, the EURIBOR floor on the EUR C-5 term loan tranche was reduced from 1.00% to 0.75%. Finally, this transaction also shifted $237 million from USD term loans to EUR term loans further matching Platform's debt profile with its earnings footprint.
Credit Suisse, HSBC, Barclays and Goldman Sachs acted as Joint Lead Arrangers for this transaction.
About Platform
Platform is a global, diversified producer of high-technology specialty chemicals and a provider of technical services. The business involves the formulation of a broad range of solutions-oriented specialty chemicals, which are sold into multiple industries, including automotive, agriculture, animal health, electronics, graphic arts, and offshore oil and gas production and drilling. More information on Platform is available at www.platformspecialtyproducts.com.
Forward-Looking Statements
Certain statements contained in this release are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws, which include statements regarding annual interest savings and capital planning flexibility. These projections and statements are based on management's estimates and assumptions with respect to future events and financial performance, and are believed to be reasonable, though are inherently difficult to predict.  Actual results could differ materially from those projected as a result of certain factors.  A discussion of factors that could cause results to vary is included in Platform's periodic and other reports filed with the Securities and Exchange Commission, including Platform's annual report on Form 10-K for the fiscal year ended December 31, 2016. Platform undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Relations Contact:

Carey Dorman
Director - Corporate Development
         Platform Specialty Products Corporation
         1-561-406-8465

Media Contact:

Liz Cohen
Weber Shandwick
1-212-445-8044